SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 28, 2010
Cardiovascular Systems, Inc.
(Exact name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-52082 (Commission File Number)	41-1698056 (IRS Employer Identification No.)
651 Campus Drive
St. Paul, Minnesota 55112-3495
(Address of Principal Executive Offices and Zip Code)
(651) 259-1600
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Annual Compensation for Named Executive Officers
On June 28, 2010, the Board of Directors of Cardiovascular Systems, Inc. (the “Company”), upon recommendation of the Compensation Committee of the Board, approved increases in the annual base salaries of the Company’s executive officers. Effective for the fiscal year ending June 30, 2011, the named executive officers will receive the following base salaries as part of their compensation for fiscal 2011:

FY2011
Name/Title	Salary
David L. Martin President and Chief Executive Officer	$425,000
Laurence L. Betterley Chief Financial Officer	$278,000
Scott W. Kraus Vice President of Sales	$225,000
Executive Officer Severance Plan
Effective June 28, 2010, the Company adopted the Cardiovascular Systems, Inc. Executive Officer Severance Plan (the “Severance Plan”). The Severance Plan applies initially to: David L. Martin, President and Chief Executive Officer; Laurence L. Betterley, Chief Financial Officer; James E. Flaherty, Chief Administrative Officer and Secretary; Robert J. Thatcher, Executive Vice President; Brian Doughty, Vice President of Commercial Operations; Paul A. Tyska, Vice President of Business Development; Paul A. Koehn, Vice President of Manufacturing; and Scott W. Kraus, Vice President of Sales (each, an “Executive” and collectively, the “Executives”). Adoption of the Severance Plan was approved by the Company’s Board of Directors, upon recommendation by the Compensation Committee of the Board.
Executives covered by the Severance Plan will generally be eligible to receive severance benefits in the event of a termination of employment by the Company without “Cause” or due to a “Reduction-in-Force” (each as defined in the Severance Plan).
Under the Severance Plan, in the event of a termination of employment by the Company without Cause or due to a Reduction-in-Force, the severance benefits (the “Severance”) for the Executive will generally consist of the following:
•	continued payment of the Executive’s then-current annual base salary in effect on the date of the Executive’s termination of employment (the “Base Salary”), provided that the Base Salary does not include any bonuses, reimbursed expenses, credits or benefits (including benefits under any plan of deferred compensation), or any additional cash or non-cash compensation; and

•	continuation of the Company’s ordinary share of premiums for the Executive’s coverage under the Company’s medical, dental and/or life insurance plans, provided that such Executive continues his or her medical, dental and/or life insurance benefits under the Company’s plans pursuant to federal or state law and timely pays his or her share of premiums, if any.
An Executive will receive the Severance during the “Severance Period,” which is defined to mean a period of (i) eighteen (18) months for the Chief Executive Officer, (ii) fifteen (15) months for the Chief Financial Officer, and (iii) twelve (12) months for all other Executives, provided that such Executive complies with the provisions of any employment or other written agreement in effect between such

Executive and the Company. Further, in order to receive the Severance, the Executive’s termination of employment with the Company must be for other than death or disability. In addition, an Executive cannot be deemed terminated while on military leave, sick leave or other bona fide leave of absence, if the leave does not exceed six months, or, if longer, the Executive has a right to reemployment by statute or contract. Finally, the Executive must not provide services during the Severance Period to the Company in excess of 20% of the average level of bona fide services performed by the Executive (whether as an employee or an independent contractor) over the immediately preceding 36-month period.
The Company has the right, in its sole discretion, to amend the Severance Plan or to terminate it prospectively, except the Company cannot amend or terminate the Severance Plan in any manner that diminishes the Severance payable to Executives: (i) within twelve (12) months after a “Change of Control” (as defined in the Severance Plan), (ii) if such amendment or termination was requested by a party (other than the Board of Directors of the Company) that had previously taken other steps reasonably calculated to result in a Change of Control and that ultimately results in a Change of Control, or (iii) if such amendment or termination arose in connection with or in anticipation of a Change of Control that ultimately occurs.
Nothing in the Severance Plan adversely affects the rights an Executive may have to severance payments under any employment or other written agreement (“Severance Agreements”) with the Company. An Executive will receive severance benefits under the Severance Agreements first, and then will be eligible for the Severance under the Severance Plan, but only to the extent the Severance is not duplicative of the benefits previously received by the Executive under the Severance Agreements, with the maximum severance benefits under both the Severance Plan and the Severance Agreements equal to the maximum aggregate benefit under the Severance Plan.
The foregoing description of the material terms of the Severance Plan does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Severance Plan.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 2, 2010

CARDIOVASCULAR SYSTEMS, INC.
By:	/s/ Laurence L. Betterley
Laurence L. Betterley
Chief Financial Officer